Exhibit 99.01



                   SHARE DISPOSITION AGREEMENT

          This SHARE DISPOSITION AGREEMENT (this "AGREEMENT") made and entered into as of October 1, 1995, by and between ANJOU INTERNATIONAL COMPANY, a Delaware corporation (the "SELLER"), and UNITED STATES FILTER CORPORATION, a Delaware corporation (the "PURCHASER");

                      W I T N E S S E T H:

          WHEREAS, the Purchaser and the Seller entered into a Stock Purchase Agreement dated as of August 30, 1995 (the "STOCK PURCHASE AGREEMENT"), pursuant to which the Purchaser has agreed to purchase from the Seller all of the outstanding capital stock of Polymetrics, Inc., a California corporation, in consideration for (a) 50,000,000 Dollars in cash, and (b) delivery to Seller on the date hereof of 371,229 shares (the "USF SHARES") of the Purchaser's common stock, par value .01 cent per share ("PURCHASER COMMON STOCK");

          WHEREAS, concurrently herewith, the Purchaser and the Seller are entering into a Registration and Transfer Agreement (the "REGISTRATION AGREEMENT") pursuant to which the Purchaser has agreed to file with the U.S. Securities and Exchange Commission and maintain in effect for a specified period a registration statement (the "REGISTRATION STATEMENT") with respect to the USF Shares.

          WHEREAS, the parties desire to enter into this Agreement in order to grant to the Seller certain rights with respect to the USF Shares, subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

          SECTION 1.01. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

          "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

          "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as in effect from time to time.

          "GUARANTEED VALUE" means 21.81944 Dollars per USF
Share, as adjusted by reason of any Stock Event.

          "SHELF REGISTRATION EFFECTIVE DATE" means the date that the shelf registration to be filed with the SEC under the Registration Agreement becomes effective.

          "SEC" means the U.S. Securities and Exchange
Commission.

          "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended and the rules and regulations thereunder, as in effect from time to time.

          "STOCK EVENT" means any stock split, stock dividend, combination or similar recapitalization of the USF Shares after the date hereof.

          "TERMINATION DATE" means the date 180 days after the Shelf Registration Effective Date; PROVIDED, HOWEVER, that the Termination Date shall be extended by one day for each day that the Seller is not permitted to sell USF Shares under the Registration Statement pursuant to the terms of Sections 11(b) or 12 of the Registration Agreement.

          "USF SHARES" means the 371,229 shares of Purchaser
Common Stock delivered by the Purchaser to the Seller on the date hereof and any securities issued with respect to the USF Shares by reason of any Stock Event.

          Unless the context otherwise requires: (i) "or" is not exclusive; and (ii) words in the singular include the plural and words in the plural include the singular.

          SECTION 1.02.  GUARANTEED VALUE FOR SHARES SOLD.
(a)If the aggregate net proceeds (after deducting from the gross proceeds thereof any brokerage commissions paid by the Seller, but excluding any income taxes payable by the Seller on the sale of such USF Share) from the sale by the Seller of USF Shares effected on or before the Termination Date are less than the aggregate Guaranteed Value for such USF Shares, then the Purchaser shall, within five Business Days thereafter, pay to the Seller immediately available funds equal to the amount of such deficiency.

           (b) At any time prior to the Termination Date, if (i) the closing price for USF Shares for 15 consecutive trading days (the "SPECIFIED TRADING PERIOD") is more than 2.00 Dollars per share above the Guaranteed Value, so long as the Shelf Registration Effective Date shall have occurred prior to the end of the Specified Trading Period, and (ii) the Seller does not sell all of the USF Shares prior to the 20th Business Day after the last day of the Specified Trading Period, then the Purchaser's obligations under Section 1.02(a) shall automatically terminate.

          SECTION 1.03. DISPOSITION PROCEDURES. Notwithstanding the foregoing:

            (a) If the Seller desires to sell any USF Shares on the NYSE using any broker other than Donaldson, Lufkin & Jenrette ("DLJ"), then the Purchaser's obligations under Section
1.02 shall be effective only if the Seller sells at least 100,000 USF Shares on the NYSE and the resulting sale or sales occur only in amounts not greater on any given day than 25 percent of the average daily trading volume for Purchaser Common Stock during the four calendar weeks immediately prior to such sale or sales. The Purchaser acknowledges and agrees that not all 100,000 USF Shares must be sold on the same trading day in order to comply with this clause (a), but rather such USF Shares may be sold over any number of trading days so long as all such USF Shares were placed in the hands of a broker at the same time for orderly sale on the NYSE.

            (b) If the Seller desires to sell any USF Shares on the NYSE using DLJ, then the Purchaser's obligations under
Section 1.02 shall be effective only if the Seller sells at least 100,000 USF Shares on the NYSE and the resulting sale or sales occur only in amounts not greater on any given day than 25 percent of the average daily trading volume for Purchaser Common Stock during the four calendar weeks immediately prior to such sale or sales; provided, however, that if DLJ believes that a greater number of USF Shares may be sold on any given day without adversely affecting the price of or otherwise disrupting the market for Purchaser Common Stock, then such greater number may be sold. The Purchaser acknowledges and agrees that not all 100,000 USF Shares must be sold on the same trading day in order to comply with this clause (b), but rather such USF Shares may be sold over any number of trading days so long as all such USF Shares were placed in the hands of DLJ at the same time for orderly sale on the NYSE.

           (c) If the Seller desires to sell the USF Shares not on the NYSE at a price below the Guaranteed Value, then the Seller must give to the Purchaser prior written notice (the "Seller Sale Notice") of its intention to sell not less than 100,000 USF Shares at a price and to the person or persons specified in the Seller Sale Notice. If the Purchaser provides to the Seller written notice (the "Purchaser Response Notice") within one business day after receipt by the Purchaser of the Seller Sale Notice identifying a proposed substitute purchaser or purchasers (collectively, a "Substitute Purchaser") for all USF Shares proposed to be sold by the Seller in the Seller Sale Notice at or above the price specified in the Seller Sale Notice, then the Seller shall sell all such USF Shares to either such Substitute Purchaser or the Purchaser at or above the price specified in the Seller Sale Notice prior to the third Business Day after receipt by the Seller of the Purchaser Response Notice. If neither such Substitute Purchaser nor the Purchaser purchases such USF Shares prior to such third Business Day at or above the price specified in the Seller Sale Notice, then the Seller may sell all such USF Shares to the person or persons named in and at or above the price specified in the Seller Sale Notice prior to the sixth Business Day after receipt by the Seller of the Purchaser Response Notice. If the Seller does not sell all such USF Shares to such person or persons at or above such price prior to such sixth Business Day, then prior to any sale by the Seller of such USF Shares (other than sales governed by clauses (a) or (b) of this Section 1.03), a new Seller Sale Notice must first be delivered to the Purchaser and the provisions of this clause (c) must again be complied with in full. If the Seller sells such USF Shares to such Substitute Purchaser, the Purchaser or to the person or persons named in and at the price specified in the Seller Sale Notice, then the Purchaser's obligations under
Section 1.02 shall apply to such transaction or transactions.

           (d) The Purchaser shall have no obligation under
Section 1.02 with respect to any sale of USF Shares (i) to any Affiliate of the Seller, (ii) in connection with any transaction involving any consideration other than payment of cash for the USF Shares or a promissory note or notes requiring payment of cash, (ii) in connection with any transaction in violation of clauses (a), (b) or (c) of this Section 1.03, or (iv) in connection with any transaction that is in violation of the Securities Act or the terms of the Registration Agreement.

          SECTION 1.04.  SECURITY FOR THE PURCHASER'S OBLIGATIONS
UNDER THIS AGREEMENT. The Purchaser's obligations to the Seller under this Agreement are secured by a Pledge Agreement dated the date hereof between the parties hereto.

          SECTION 1.05.  MISCELLANEOUS.   (a) NOTICES.  All
notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 1.05):

          (i) if to the Seller:

          Christian G. Farman
          Vice-President
          Chief Financial Officer
          Anjou International Company
          1105 North Market Street
          Suite 1300
          P.O.  Box 8985
          Wilmington, Delaware 19899

          (ii) if to the Purchaser:

          United States Filter Corporation
          73-710 Fred Waring Drive
          Suite 222
          Palm Desert, California 92260
          Attention: Chief Executive Officer
            and separately to the General Counsel
          Telecopier: (619) 341-9368

           (b)SUCCESSORS AND ASSIGNS. This Agreement is solely for the benefit of, and binding upon, the parties and their respective successors. Nothing herein shall be construed to provide any rights to any other entity or individual. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party.

           (c)COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           (d)TITLES.  The titles, captions or headings of the
Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           (e)GOVERNING LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions of New York law).

           (f)INVALIDITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

           (g)ENTIRE AGREEMENT; MODIFICATIONS AND WAIVERS. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

           (h)RULE 144. Upon the request of the Seller, the Purchaser will deliver to the Seller a written statement as to whether it is in compliance with rule 144(c)(1) under the Securities Act and copies of such documents filed by the Purchaser with the SEC pursuant to the Exchange Act as the Seller may reasonably request.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                              UNITED STATES FILTER CORPORATION

                              By:  /s/ Damian C. Georgino
                              ----------------------------
                              Name: Damian C. Georgino
                              Title:     Vice President


                              ANJOU INTERNATIONAL COMPANY

                              By:  /s/ Claudio Elia
                              ----------------------------
                              Name: Claudio Elia
                              Title:     Chairman and Chief
				         Executive Officer